UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2014

GenCorp Inc.

(Exact name of registrant as specified in charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (916) 355-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2014, the Organization & Compensation Committee of the Board of Directors of GenCorp Inc. (the “Company”) approved grants to eligible employees of the Company including the named executive officers under the Company’s 2014 Long-Term Incentive Program (the “2014 LTIP”) and pursuant to the Company’s Amended and Restated 2009 Equity and Performance Incentive Plan.

The Company uses long-term incentive compensation to focus on the importance of returns to shareholders, promote the achievement of long-term performance goals, encourage executive retention, and promote higher levels of Company stock ownership by executives.

The table shows the restricted stock awards granted under the 2014 LTIP to the named executive officers of the Company:

Named Executive Officer	Title	2014 LTIP Performance Shares	2014 LTIP Restricted Stock
Scott J. Seymour	President and Chief Executive Officer	125,076	20,846
Kathleen E. Redd	Vice President, Chief Financial Officer and Assistant Secretary	41,927	6,988
Warren M. Boley, Jr.	President, Aerojet Rocketdyne	42,373	7,062
Christopher C. Cambria	Vice President, General Counsel and Secretary	28,356	4,726
John D. Schumacher	Vice President, Business Relations	26,057	4,343

The vesting of the performance shares granted under the 2014 LTIP is based on meeting a cumulative three year cash flow metric for fiscal 2014 through fiscal 2016. The number of the performance shares granted under the 2014 LTIP represents the maximum number of shares that may vest. A lesser number of performance shares will vest if achievement is equal to or greater than 50% but less than 200% of the cumulative cash flow performance target. None of the performance shares will vest if achievement is at a level below 50% of the cumulative cash flow performance target. The vesting of the restricted stock granted under the 2014 LTIP is time-based and has a three year vesting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 9, 2014	GENCORP INC.

	By:	/s/ Kathleen E. Redd
Name: Kathleen E. Redd
Title: Vice President, Chief Financial Officer and Assistant Secretary